SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

LESCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not Applicable

(2)	Aggregate number of securities to which transaction applies: Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable

(4)	Proposed maximum aggregate value of transaction: Not Applicable

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: Not Applicable

(2)	Form, Schedule or Registration Statement No.: Not Applicable

(3)	Filing Party: Not Applicable

(4)	Date Filed: Not Applicable

PROXY STATEMENT
ABOUT THE MEETING
ELECTION OF DIRECTORS
BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE
REPORT OF THE FINANCE AND AUDIT COMMITTEE
PERFORMANCE COMPARISON
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
INDEPENDENT AUDITORS
OTHER MATTERS

LESCO, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2003

April 10, 2003

To our Shareholders:

      The annual meeting of shareholders of LESCO, Inc. will be held at the Company’s Corporate Headquarters, 15885 Sprague Road, Strongsville, Ohio, on Wednesday, May 14, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect nine directors.

2.	To transact all other business that properly comes before the meeting or any adjournment or postponement thereof.

      Shareholders of record at the close of business on April 1, 2003, will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.

By Order of the Board of Directors,

JEFFREY L. RUTHERFORD
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

LESCO, INC.

15885 Sprague Road

Strongsville, Ohio 44136-1799

PROXY STATEMENT

April 10, 2003

      This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Company’s board of directors to be used at the annual meeting of shareholders of LESCO, Inc. to be held at the Company’s Corporate Headquarters, 15885 Sprague Road, Strongsville, Ohio, on Wednesday, May 14, 2003, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At the Company’s annual meeting, shareholders will elect nine directors and act upon such other business that properly comes before the meeting.

Who is entitled to vote?

      Only shareholders of record at the close of business on the record date, April 1, 2003, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting or any adjournment or postponement of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon unless cumulative voting is invoked in the election of directors. See “What vote is required to approve each item?”

Who may attend the meeting?

      Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. However, your name does not appear on the Company’s list of shareholders and in order to be admitted to the meeting, you must bring a letter or account statement showing that you were the beneficial owner of shares on the record date.

Where and when is the meeting?

      The meeting will be held at the Company’s Corporate Headquarters, 15885 Sprague Road, Strongsville, Ohio, on Wednesday, May 14, 2003, at 10:00 a.m., local time. A map of the meeting location is on the inside back cover of this proxy statement. Ample free parking is available immediately adjacent to the Headquarters building.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 8,523,914 common shares of the Company were outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

      If you complete and properly sign and date the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a shareholder holding shares registered in your own name and attend the meeting, you may deliver your completed proxy card in person. Shareholders holding shares through a broker or in “street name” who wish to vote at the meeting will need to obtain a proxy card from the institution that holds their shares.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised either by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by providing the Company with notice in open meeting prior to the closing of voting. Your attendance at the meeting, without more, will not operate to revoke a previously granted proxy.

Is my vote confidential?

      Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspector of election and certain Company employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

What are the board’s recommendations?

      The board of directors recommends a vote for election of the nominees for director listed on page 4 and discussed on page 5. The management of the Company knows of no business that will be presented for consideration at the meeting other than the election of directors. With respect to any other matter that properly comes before the meeting, the proxies will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion. Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the board of directors.

What vote is required to approve each item?

  Election of Directors. The nine nominees who receive the most votes will be elected. Submission of a proxy that withholds authority to vote for a nominee and a broker non-vote have the same effect as failing to vote for a nominee, but do not act as a vote “against” the nominee. The number of votes each share represents depends on whether or not cumulative voting is invoked.

How is cumulative voting invoked?

      Ohio law states that:

•	if written notice is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time set for the annual meeting;

•	if the notice states that the shareholder desires cumulative voting for the election of directors; and

•	if the Chairman, Secretary or the shareholder giving the notice, or someone on his or her behalf, announces at the beginning of the meeting that the notice has been given; then

•	cumulative voting will apply for the election of directors.

How are directors elected if cumulative voting is invoked?

      If cumulative voting is invoked:

•	Each shareholder may cast an aggregate number of votes in the election of directors and distribute those votes among nominees as the shareholder sees fit. The aggregate number of votes for each shareholder is determined by multiplying the number of nominees to be elected (nine) by the number of shares the shareholder holds on the record date.

•	The proxies will cumulate votes and distribute them among the persons nominated by the board of directors as the proxies believe will maximize the number of board nominees elected, unless a shareholder gives specific instructions in the proxy for the proxies to do otherwise.

How are directors elected if cumulative voting is not invoked?

      If cumulative voting is not invoked, each shareholder may cast for each of the nine nominees up to the number of votes that equals the number of shares held by the shareholder on the record date.

  Other Items. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, Nasdaq National Market System listing standards and the Company’s governing documents.

By what date must shareholder proposals for the 2004 annual meeting be submitted?

      If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2004 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 12, 2003. In addition, if a shareholder intends to present a proposal at the Company’s 2004 annual meeting without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 25, 2004, proxies solicited by the board of directors for the 2004 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholder proposals must be sent to the executive offices of the Company, 15885 Sprague Road, Strongsville, Ohio 44136-1799, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

How will the proxy solicitation be conducted?

      The board of directors of the Company is soliciting the proxies in connection with the items to be voted on as described in this proxy statement. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to the beneficial owners of the Company’s common shares. In addition to soliciting proxies by mail, regular employees of the Company may solicit proxies by other means, including telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

ELECTION OF DIRECTORS

      The number of directors of the Company is currently fixed at nine pursuant to the Company’s Code of Regulations. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

      The board of directors of the Company has nominated the nine persons listed below for election as directors. If any nominee declines or is unable to serve (which the board of directors does not expect), the persons named in the accompanying proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee selected by the board of directors.

      The following table contains information with respect to each nominee:

			Director
			Continuously
Name	Age	Position with the Company	Since

Ronald Best	67	Director	1997
Robert F. Burkhardt	66	Co-founder, Consultant and Director	1963
Michael P. DiMino	45	President, Chief Executive Officer and Director	2002
J. Martin Erbaugh	54	Chairman of the Board of Directors and Director	1995
Michael E. Gibbons	51	Director	1999
Enrique Foster Gittes	63	Director	2002
Lee C. Howley	55	Director	1996
Christopher H.B. Mills	50	Director	2000
R. Lawrence Roth	45	Director	2002

How often did the board meet during 2002?

      During 2002, the board of directors of the Company met on ten occasions. No director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which he served during 2002.

What committees has the board established?

      The board has established a Finance and Audit Committee; a Compensation, Governance and Nominating Committee; and an Executive Committee.

      Finance and Audit Committee. The Finance and Audit Committee assists the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance and accounting that management has established and the Company’s auditing, accounting and financial reporting processes generally. The Finance and Audit Committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting processes and internal control system; (ii) review and appraise the audit efforts of the Company’s independent auditors and internal auditing department; and (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the board of directors. The Finance and Audit Committee, which currently consists of Ronald Best (Chairman), J. Martin Erbaugh, Michael E. Gibbons, Christopher H.B. Mills and R. Lawrence Roth, met six times during 2002.

      Compensation, Governance and Nominating Committee. The Compensation, Governance and Nominating Committee determines executive compensation, administers the Company’s compensation plans and nominates candidates for election to the board of directors. The Compensation, Governance and Nominating Committee, which currently consists of Lee C. Howley (Chairman), Michael P. DiMino, J. Martin Erbaugh, Enrique Foster Gittes and R. Lawrence Roth, met eight times during 2002. Messrs. Howley, Erbaugh, Gittes and Roth are “independent directors” within the meaning of current listing standards of the Nasdaq National Market System. The Compensation, Governance and Nominating Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors.

      Executive Committee. The Executive Committee possesses all of the powers of the board of directors in the management and business affairs of the Company during the intervals between meetings of the board of directors, other than the power to fill vacancies on the board of directors or any committee of the board of directors. The Executive Committee, which currently consists of J. Martin Erbaugh (Chairman), Ronald Best, Robert F. Burkhardt, Michael P. DiMino, Enrique Foster Gittes and Lee C. Howley, met eight times during 2002.

BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

      Ronald Best has been a director since May 1997. Since 1995, Mr. Best has been President and Managing Partner of First Marquis International, an equity investor and workout consulting firm located in Toronto, Ontario, Canada.

      Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

      Michael P. DiMino has been a director since May 2002. Since April 2002, Mr. DiMino has been President and Chief Executive Officer of the Company. Mr. DiMino joined the Company on December 12, 2001, as President and Chief Operating Officer. From 1998 to 2001, Mr. DiMino was President and Chief Operating Officer of Uniforms to You, a division of Cintas Corporation, a provider of employee uniforms to a wide range of industries.

      J. Martin Erbaugh has been a director since March 1995 and Chairman of the Board of Directors since April 2002. From December 2001 until his election as Chairman of the Board of Directors, Mr. Erbaugh served as Lead Independent Director of the Board of Directors. Mr. Erbaugh has been President of J.M. Erbaugh Co., a private investment firm, since 1994, President of Coer Inc., a real estate development firm, since 1985, and Chairman of the Board of Homepure Inc., a bottled water company, since 1997. He is a director of Morgan Fun Shares, Inc., a publicly held closed-end investment company.

      Michael E. Gibbons has been a director since May 1999. Since September 1995, Mr. Gibbons has been Senior Managing Director and Principal of Brown, Gibbons, Lang & Company, L.P., a firm he co-founded in 1989 to provide investment banking services to middle market companies.

      Enrique Foster Gittes has been a director since May 2002. Since 1999, Mr. Gittes has been Chairman of Synthesys Technologies, Inc., a privately held medical software company. Mr. Gittes was Founder and Managing Director of Denison International plc, a maker of industrial valves and pumps and U.S. public company, from 1993 to 2000. Since 1987, Mr. Gittes has been a director and, since 1998, Chairman of North Atlantic Smaller Companies Investment Trust plc, a publicly listed closed-end investment company.

      Lee C. Howley has been a director since March 1996. Since 2000, Mr. Howley has been President of Howley Bread Group, Ltd., a company that operates Panera Bread restaurant franchises. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company. Mr. Howley is a director of Boykin Lodging Company, a hotel and restaurant management company, and LNB Bancorp, Inc., a bank holding company.

      Christopher H.B. Mills has been a director since May 2000. Mr. Mills has been Chief Investment Officer of J.O. Hambro Capital Management Limited, an investment management and advising firm, since 1993; Managing Director of North Atlantic Smaller Companies Investment Trust plc, a publicly listed closed-end investment company, since 1984; Managing Director of American Opportunity Trust plc, a publicly listed closed-end investment company, since 1989; and Chairman and Chief Executive Officer of Growth Financial Services Limited, a holding company, since 1984. Mr. Mills is a director of Denison International plc, a maker of industrial valves and pumps, Sterling Construction Company, Inc., a Texas-based construction company, and W-H Energy Services, Inc., an oil services company, all U.S. public companies.

      R. Lawrence Roth has been a director since May 2002. Since 2001, Mr. Roth has been Managing Director of Berkshire Capital Corporation, a New York based investment banking firm. Prior to joining Berkshire Capital Corporation, Mr. Roth served as Chief Executive Officer of the ING U.S. Retail Group, an independent broker/dealer network, from 1997 to 2001.

EXECUTIVE COMPENSATION

Executive Officer Compensation

Summary Compensation Table

      The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company’s executive officers listed below (the “Named Executive Officers”) during or with respect to the fiscal years ended December 31, 2002, 2001 and 2000, for services in all capacities to the Company.

				Long-Term
		Annual		Compensation Awards
		Compensation
				Restricted		All Other
	Fiscal	Salary	Bonus	Stock Awards	Options	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	(# of shares)	($)(3)

Michael P. DiMino(4)	2002	362,492	250,000	—	90,000	43,681
President and	2001	11,154	—	—	150,000	—
Chief Executive Officer

Jeffrey L. Rutherford(5)	2002	211,538	150,000	—	120,000	5,562
Senior Vice President,
Chief Financial Officer,
Treasurer and Secretary

Bruce K. Thorn(6)	2002	169,231	77,000	—	80,000	17,890
Senior Vice President,
Logistics and Operations

Steven E. Cochran(7)	2002	111,539	75,000	—	65,000	21,674
Senior Vice President, Sales

William A. Foley(8)	2002	117,691	—	—	45,000	527,874
Former Chairman of the Board	2001	418,456	—	—	81,323	12,915
and Chief Executive Officer	2000	424,996	—	128,766	19,147	6,598

Dana L. Wilson(9)	2002	200,000	63,000	—	48,000	9,551
Vice President,	2001	200,000	—	—	8,333	4,752
Business Development	2000	198,943	—	40,396	9,647	9,169

Patricia W. Pribisko(10)	2002	151,392	—	—	45,000	70,215
Former Senior Vice President,	2001	161,885	—	—	8,333	6,878
General Counsel and	2000	147,981	—	28,213	8,979	5,527
Corporate Secretary

(1)	The Company did not achieve the financial measures established under the Company’s annual bonus program. As a result, no bonus was earned or paid under that plan. The amount shown in the table for 2002 (other than for Messrs. Thorn and Cochran) reflects a special discretionary payment to current management approved by the board of directors in recognition of management’s current year efforts and the increase in the Company’s market capitalization value. The amount shown in the table for Messrs. Thorn and Cochran reflects a guaranteed bonus agreed to in connection with commencement of employment with the Company.

(2)	In 2000, Messrs. Foley and Wilson and Ms. Pribisko were granted an award of 8,276, 2,596 and 1,879 restricted shares, respectively, which on the date of grant had a market value of $128,766, $40,396 and $28,213, respectively. The restricted shares were forfeited because cumulative earnings per share targets were not met for fiscal years 2000, 2001 and 2002.

(3)	Reflects (i) the Company’s contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust, (ii) payment by the Company of premiums for group life and accidental death and dismemberment insurance and (iii) reimbursement for medical expenses pursuant to an insurance program, except that (a) for Messrs. Cochran, DiMino and Thorn, the amount also reflects a relocation allowance for fiscal year 2002 of $17,491, $35,785 and $16,506, respectively, (b) for Messrs. Foley and Wilson and Ms. Pribisko, the amount also reflects the Company’s contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and

Trust Restoration Plan and (c) for Mr. Foley and Ms. Pribisko, the amount also reflects severance payments of $519,805 and $63,891, respectively.

(4)	Mr. DiMino joined the Company as an executive officer on December 12, 2001 at an annual salary of $362,500. The amount shown for fiscal year 2001 reflects his salary for the period from December 12 through December 31, 2001.

(5)	Mr. Rutherford joined the Company as an executive officer on February 18, 2002 at an annual salary of $250,000. The amount shown for fiscal year 2002 reflects his salary for the period from February 18 through December 31, 2002.

(6)	Mr. Thorn joined the Company as an executive officer on March 18, 2002 at an annual salary of $220,000. The amount shown for fiscal year 2002 reflects his salary for the period from March 18 through December 31, 2002.

(7)	Mr. Cochran joined the Company on June 4, 2002 at an annual salary of $200,000 and was named an executive officer on August 27, 2002. The amount shown for fiscal year 2002 reflects his salary for the period from June 4 through December 31, 2002.

(8)	The amount shown for fiscal year 2001 reflects an annual salary of $425,000 from January 1 through October 27 and a voluntary salary decrease to an annual salary of $382,486 from October 28 through December 31. Mr. Foley resigned as an executive officer on April 3, 2002.

(9)	Mr. Wilson served as an executive officer from January 1, 2000 until March 29, 2002, when he was reassigned to another position.

(10)	The amounts shown for fiscal years 2001 and 2002 reflect an annual salary of $205,000 from December 21, 2001 through September 18, 2002. The Company eliminated Ms. Pribisko’s position on September 18, 2002.

Option Grants in Last Fiscal Year

      The following table shows the stock options granted during the year ended December 31, 2002 to the Named Executive Officers.

Individual Grants

			% of Total			Potential Realizable
			Options			Value at Assumed Annual Rates
			Granted to			of Stock Price Appreciation
			Employees			for Option Term(1)
	Options		in	Price	Expiration
Name	Granted		Fiscal Year	($/sh)	Date	0%($)	5%($)	10%($)

Michael P. DiMino	45,000	(2)	5.62	7.330	2/15/12	0	207,441	525,696
	45,000	(3)	5.62	13.400	12/18/12	0	379,224	961,027
Jeffrey L. Rutherford	50,000		6.24	7.350	2/18/12	0	231,119	585,700
	45,000	(2)	5.62	10.820	4/17/12	0	306,209	775,993
	25,000	(3)	3.12	13.400	12/18/12	0	210,680	533,904
Steven E. Cochran	5,000		0.62	11.445	6/3/12	0	35,989	91,202
	45,000	(2)	5.62	11.445	6/3/12	0	323,897	820,817
	15,000	(3)	1.87	13.400	12/18/12	0	124,408	320,342
Bruce K. Thorn	20,000		2.50	7.610	3/18/12	0	95,718	242,568
	45,000	(2)	5.62	7.610	3/18/12	0	215,365	545,777
	15,000	(3)	1.87	13.400	12/18/12	0	126,408	320,342
William A. Foley	45,000		5.62	7.330	2/15/12	0	207,441	525,696
Dana L. Wilson	45,000	(2)	5.62	7.330	2/15/12	0	207,441	525,696
	3,000	(3)	0.37	13.400	12/18/12	0	25,282	64,068
Patricia W. Pribisko	45,000		5.62	7.330	2/15/12	0	207,441	525,696

(1)	These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company’s stock price. No gain to optionees is possible without an actual increase in the price of the Company’s common shares, which increase benefits all of the Company’s shareholders.

(2)	The option becomes exercisable with respect to one-third of the underlying shares on each of December 31, 2002, 2003 and 2004.

(3)	The option becomes exercisable with respect to one-third of the underlying shares on each of December 31, 2003, 2004 and 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

      The following table contains information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 2002, and the stock options held as of December 31, 2002.

					Value of Unexercised
			Number of Unexercised		in-the-Money
	Shares		Options at Fiscal Year-End		Fiscal Year-End($)(1)
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael P. DiMino	0	0	65,000	175,000	462,450	948,750
Jeffrey L. Rutherford	0	0	65,000	55,000	375,650	106,550
Bruce K. Thorn	0	0	35,000	45,000	221,200	197,550
Steven E. Cochran	0	0	20,000	45,000	49,700	82,500
William A. Foley	0	0	425,091	0	1,211,495	0
Dana L. Wilson	0	0	59,480	33,000	99,729	199,590
Patricia W. Pribisko	0	0	38,333	0	198,000	0

(1)	Market value of underlying securities at December 31, 2002, of $13.93 minus the exercise price.

Agreements with Current Executive Officers

      The Company has an employment agreement with Mr. DiMino, effective December 12, 2001. Under the agreement, Mr. DiMino must devote substantially all his working time and efforts to the Company. In addition, Mr. DiMino is prohibited from competing with the Company for a period beginning with the date of Mr. DiMino’s termination and ending on the later of the date Mr. DiMino no longer receives payments from the Company or two years from such termination date. The agreement provides for an initial annual base salary of $362,500 and a bonus of up to 100% of base salary based on the achievement of performance goals. The agreement also provides for the grant to Mr. DiMino of an option to purchase 150,000 common shares. Mr. DiMino is entitled to participate in all employee benefit programs provided to employees generally and to senior executives of the Company. Mr. DiMino also is entitled to payment by the Company of or reimbursement for an executive annual physical examination and one country club initiation fee of up to $25,000 and an automobile allowance of $500 per month. Mr. DiMino is entitled to reimbursement for reasonable relocation expenses to the Cleveland, Ohio area. The Company will have severance obligations if the agreement is terminated for certain reasons.

      The Company has entered into a retention agreement with each of the Named Executive Officers currently employed by the Company. The agreements provide that, if following a change in control (as defined in the agreement), the executive officer’s employment is terminated by the Company other than for “cause” (as defined in the agreement) or by the officer for “good reason” (as defined in the agreement), then the Company will pay to the executive officer within 30 days after termination the following amounts (subject to the limitations described below): (i) any amount previously earned but not paid to the executive officer (including a pro rata bonus) through the date of termination; (ii) an amount equal to 2.99 multiplied by the sum of the executive officer’s annual base salary and bonus; (iii) retirement benefits that would otherwise accrue to the executive for the three years following termination; and (iv) an amount equal to the excess of the fair market value of the Company’s common shares on the termination date over the exercise price of any options held by the executive that are surrendered. If total payments otherwise payable to an executive under the retention agreement or any other agreement or plan would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then payments under the retention agreement will be reduced so that the Company is not denied a deduction under Section 280G. The retention agreements also provide immediate vesting of all long-term incentive awards, continuation of employee benefits for a maximum of three years and outplacement services.

      The Company and Mr. Rutherford also have entered into an agreement providing for severance payments in the event Mr. Rutherford is terminated other than in connection with a change of control. The agreement provides that if Mr. Rutherford’s employment is terminated by the Company other than for “cause” (as defined in the agreement) or by Mr. Rutherford for “good reason” (as defined in the agreement), then the Company will pay to Mr. Rutherford within 30 days after termination the following amounts: (i) Mr. Rutherford’s annual base salary previously earned but not paid through the date of termination and (ii) an amount equal to Mr. Rutherford’s annual base salary (exclusive of any bonus). The agreement also provides for continuation of employee benefits for one year and outplacement services.

Agreements with Former Executive Officers

      Mr. Foley and the Company are parties to an employment agreement effective July 1, 1998. The Company and Mr. Foley entered into an amendment to his employment agreement on April 3, 2002, pursuant to which Mr. Foley’s voluntary resignation was treated as a termination without “cause.” The employment agreement was further amended on January 14, 2003. Under the terms of the employment agreement, as amended, Mr. Foley is entitled to receive (i) his annual base salary of $425,000 in normal periodic installments until June 30, 2004, (ii) his bonus, if any, until June 30, 2004, (iii) $425,000 in two equal installments of $212,500, with the first installment payable on July 1, 2002, and the second installment payable on July 1, 2003, (iv) immediate vesting of all options granted to him pursuant to the employment agreement and (v) health insurance coverage until June 30, 2004. In addition, pursuant to the terms of the April 3, 2002 amendment, Mr. Foley received until April 3, 2003, an executive level outplacement program at a firm selected by Mr. Foley with services mutually agreed upon by the Company and Mr. Foley and use of a Company voicemail box.

      Under the terms of the January 14, 2003 amendment, the Company paid Mr. Foley $107,500 in substitution and satisfaction of the Company’s obligation to reimburse Mr. Foley (i) for the cost of leasing, operating, maintaining, repairing and insuring his automobile until June 30, 2004, (ii) for the cost of membership in two country clubs until June 30, 2004, and (iii) up to $10,000 per year for financial planning and tax return and financial statement preparation services until June 30, 2004. The Company also transferred to Mr. Foley title to a laptop computer and cell phone being used by Mr. Foley pursuant to the April 3, 2002 amendment. Under the terms of the January 14, 2003 amendment, Mr. Foley forfeited an option to purchase 33,089 common shares of the Company. The Company also agreed to sell to Mr. Foley (at a purchase price determined on the basis of current policy values) the Company’s interest in a split-dollar life insurance policy. In addition to the indemnification provided under the employment agreement, the Company will indemnify Mr. Foley to the full extent provided by Ohio law. Mr. Foley is prohibited from competing with the Company until June 30, 2005. Mr. Foley is prohibited for an indefinite period from disclosing confidential information, soliciting or enticing away any of the Company’s customers, suppliers, contractors or employees, or disparaging any product or person associated with the Company.

      In connection with the Company’s elimination of the position of Senior Vice President, General Counsel and Corporate Secretary, the Company and Ms. Pribisko entered into a separation agreement, dated September 18, 2002. The Company agreed to pay Ms. Pribisko her monthly base salary as of the date of the agreement for a period of 12 months. With respect to an option to purchase 45,000 common shares of the Company granted to Ms. Pribisko on February 15, 2002, the Company and Ms. Pribisko agreed that the option would vest immediately with respect to 30,000 common shares and the remaining 15,000 common shares would be forfeited. Ms. Pribisko also agreed to forfeit options to purchase 41,979 common shares that vested on or prior to December 31, 2000. Ms. Pribisko received a lump sum cash payment of $692 in lieu of participation in the Company’s life and accidental death and dismemberment insurance plan and a lump sum cash payment of $5,638 in lieu of participation in the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust. The Company

agreed to provide Ms. Pribisko health and dental benefits through September 18, 2003, and outplacement services through September 30, 2003.

Director Compensation

      During fiscal year 2002, the Company paid each non-employee director a retainer of $16,000, $1,000 per board meeting attended, and $1,000 per committee meeting attended, with the exception of committee chairmen, who were paid $1,250 per committee meeting they chaired. During fiscal year 2002, the Company’s Director Emeritus, William B. Nicol, was paid a retainer of $8,000 and $500 per board meeting attended. In addition to the non-employee director retainer and fees for meetings attended, Mr. Erbaugh was paid $50,000 for services as Chairman of the Board of Directors. Prior to Mr. Erbaugh’s election as Chairman of the Board of Directors, he was paid $6,800 for services provided as Lead Independent Director. Messrs. Erbaugh and Howley and Drexel Bunch and Robert B. Stein, Jr., both former directors, were paid $3,500, $2,800, $3,678 and $14,212, respectively, for services provided as members of a special investigation committee of the board of directors.

      The Company terminated its Directors’ Deferred Compensation Plan on October 31, 2002. Prior to termination of the plan, non-employee directors were permitted to defer all or a portion of their fees. Prior to termination, the plan was unfunded and participants’ contributions were converted to units, the value of which fluctuated according to the market value of the common shares. Messrs. Erbaugh, Gibbons and Bunch and David Swift, a former director, participated in the plan during the portion of 2002 prior to its termination. In May 2002, Messrs. Gittes and Roth each received in connection with their election to the board an option granted under the Company’s 2000 Stock Incentive Plan to purchase 2,000 shares at $11.685 per share, first exercisable on December 31, 2002, and to expire on May 5, 2012. In April 2002, the following directors were granted an option under the 2000 Stock Incentive Plan to purchase common shares at $10.965, first exercisable on December 31, 2002, and expiring on April 22, 2012: Mr. Best, 5,000 shares; Mr. Erbaugh, 20,000 shares; Mr. Gibbons, 4,000 shares; Mr. Howley, 5,000 shares; and Mr. Mills, 4,000 shares. In addition, Messrs. Bunch and Stein were granted options to purchase 4,000 and 5,000 shares, respectively.

      The Company paid premiums of $7,640, $5,966 and $6,630 during 2002 for Messrs. Best, Erbaugh and Howley, respectively, to participate in the Company’s medical and dental insurance programs. The Company also paid premiums of $5,847 during 2002 for Mr. Stein to participate in the Company’s medical and dental insurance programs. Effective as of January 1, 2003, the Company will no longer pay premiums for directors to participate in its medical and dental insurance programs.

      During fiscal year 2003, each non-employee director other than committee chairmen and Mr. Erbaugh will be paid $25,000 and each committee chairman will be paid $30,000, as compensation for service on the board of directors. A director’s compensation will be reduced by $2,000 for each scheduled board meeting not attended and by $1,000 for each scheduled committee meeting not attended. A director’s compensation will be reduced by $1,000 for each scheduled board meeting attended via telephone and $500 for each scheduled committee meeting attended via telephone. Compensation for service as Director Emeritus was eliminated on January 1, 2003. Mr. Erbaugh will be paid a retainer of $50,000 during fiscal year 2003. In addition, he will be paid $1,000 per day for services rendered to the Company at the request of the President and Chief Executive Officer; provided, that in no event will Mr. Erbaugh be paid more than $25,000 in the aggregate for these services without the consent of the board of directors.

REPORT OF THE COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE

      The Compensation, Governance and Nominating Committee (the “Compensation Committee”) of the Board of Directors was responsible for determining compensation paid to the Company’s executive officers during 2002. In 2002, the Compensation Committee’s members were Lee C. Howley (Chairman), Michael P. DiMino, J. Martin Erbaugh, Enrique Foster Gittes and R. Lawrence Roth. This report describes the Compensation Committee’s executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 2002, in considering compensation for the executive officers of the Company, including the executive officers named in the Summary Compensation Table.

      The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that:

•	relates total compensation appropriately to corporate performance and the individual performance of each executive officer,

•	motivates the executive officers to achieve increased shareholder value,

•	aligns the interests of the executive officers with the long-term interests of the Company’s shareholders, and

•	provides compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives.

      To implement this philosophy, the Company’s executive compensation programs are designed to:

•	provide annual incentive opportunities that are designed to relate total cash compensation to the annual performance of the Company,

•	provide long-term incentives with award values targeted at median competitive levels which allow total overall compensation for the Company’s executives to exceed the compensation available to executives in the competitive labor market if the Company’s common shares increase significantly in value and earnings per share targets are met, and

•	place more emphasis on long-term and stock-based compensation at more senior management levels of the Company.

      The comparison group used for competitive compensation purposes consists of a group of publicly-held companies located in Ohio with annual sales of $250 million to $1 billion.

Annual Compensation

      Total annual compensation consists of base salary and annual bonuses.

•	Base Salary — The Compensation Committee sets base salaries in accordance with its members’ collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. The Compensation Committee uses data from management compensation reports, outside consultants and publicly available documents to make these judgments and adjusts for individual performance, experience and the level of responsibility.

•	Annual Bonus — The Company’s bonus program provides eligible executives the opportunity to earn an annual bonus payment based on the Company’s financial performance.

•	Target Bonuses — The Compensation Committee approves a target bonus stated as a percent of base salary for each eligible executive. Targets range from 50% for the Chief Executive Officer to 10% for the lowest-level eligible executive. Bonus amounts awarded range from a threshold of 25% to a maximum of 200% of the target amount. Each year, the Compensation Committee establishes a performance range for each of the financial measures at which threshold, target and maximum amounts will be paid. The financial measures for 2002 were earnings per share, return on invested capital and sales growth.

      The Company did not achieve the financial measures established under the Company’s annual bonus program. As a result, no bonus was earned or paid under that plan. The board of directors subsequently approved a special discretionary payment to current management in recognition of their current year efforts and the increase in the Company’s market capitalization value.

Long-Term Compensation

      The 2000 Stock Incentive Plan, which was approved by shareholders in May 2000, authorizes the use of the Company’s stock in equity-based awards that include stock options, restricted shares, unrestricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan was designed to create long-term incentives that align the interests of the Company’s shareholders and management. Key managers and executives of the Company and its subsidiaries are eligible to be participants in the plan.

      The Compensation Committee has approved two types of awards under the incentive plan.

•	Stock Options — Stock option awards allow the participant to purchase the Company’s common shares for a term of ten years at a price equal to 100% of the fair market value of the Company’s common shares on the date the award is granted. Because the participant’s gain on exercise of options is solely related to an increase in stock price, options are a direct incentive to increase shareholder value.

•	Eligible participants — Managers, executives and directors are eligible for awards. Presently, about 118 of the Company’s managers and executives and all of the directors are participants in the stock option program.

•	Normal award frequency for nonexecutive officers — The Compensation Committee typically grants stock option awards annually based on competitive award guidelines. For certain positions, the Compensation Committee may grant an award that vests in increments over a period of more than a year.

•	Executive officer awards — For executive officers, based upon competitive award guidelines, the Compensation Committee may make an annual option award. The award may vest in increments over a period of time of more than a year.

•	Restricted Shares — Restricted share awards allow the participant to earn awarded common shares based on the financial performance of the Company over a three-year period. Shares that are not earned are forfeited. The Compensation Committee has not awarded restricted shares to executive officers since 2000.

Compensation of the Chief Executive Officer

      The compensation of the Chief Executive Officer is based on the programs and principles of corporate and individual performance previously described. Mr. Foley served as the Company’s Chairman of the Board and Chief Executive Officer until he resigned on April 3, 2002. Mr. DiMino was appointed as the Company’s Chief Executive Officer and President on April 5, 2002. Mr. DiMino abstained from the Compensation Committee’s consideration of his compensation and special discretionary payment.

•	Performance Evaluation — The Compensation Committee conducts an evaluation of the Chief Executive Officer’s performance each year. This process involves the entire board and examines the following areas: strategic planning, financial results, succession planning, external communications, board relations and leadership/human resources.

•	Base Salary — Mr. DiMino’s base salary for 2002 was $362,492. Mr. Foley’s base salary for the portion of 2002 prior to his resignation was $425,000. Mr. Foley was paid $117,691 of this salary prior to his resignation.

•	Special Discretionary Payment — The board of directors approved a special discretionary payment to Mr. DiMino of $250,000 in recognition of his current year efforts and the increase in the Company’s market capitalization value.

•	Long-term Incentive — During 2002, Mr. DiMino was awarded stock options, which total 90,000 shares. During 2002, Mr. Foley was awarded stock options, which total 45,000 shares.

      Section 162(m) of the Internal Revenue Code, as amended, limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to a “covered employee” of a public company. The Compensation Committee regularly reviews the Company’s compensation programs in connection with Section 162(m) of the Code. Generally, the executive compensation programs are designed to comply with these regulations. The $1 million limitation did not impact the deductibility of any compensation paid to the

Company’s executive officers in 2002. The Compensation Committee may approve compensation that does not comply with these regulations if doing so would be in the best interests of the Company and its shareholders and consistent with the Company’s executive compensation philosophy.

The Compensation, Governance and Nominating Committee

Lee C. Howley, Chairman
Michael P. DiMino
J. Martin Erbaugh
Enrique Foster Gittes
R. Lawrence Roth

REPORT OF THE FINANCE AND AUDIT COMMITTEE

      The Finance and Audit Committee of the Company’s Board of Directors, as mandated by the Charter adopted by the Board of Directors on May 24, 2000, oversees the Company’s accounting, auditing and financial reporting processes on behalf of the Board of Directors. Each member of the Finance and Audit Committee is “independent” as defined in the current Marketplace Rules of the Nasdaq Stock Market. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for preparing the financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an audit of the financial statements in accordance with generally accepted auditing standards and issuing their report thereon.

      In this context, the Finance and Audit Committee has reviewed and discussed with management and with Ernst & Young LLP the Company’s audited financial statements for the year ended December 31, 2002 (the “Audited Financial Statements”). The Finance and Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Finance and Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence from the Company. The Finance and Audit Committee has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP.

      In reliance on the reviews and discussions referred to above, the Finance and Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Finance and Audit Committee

Ronald Best, Chairman
J. Martin Erbaugh
Michael E. Gibbons
Christopher H. B. Mills
R. Lawrence Roth

PERFORMANCE COMPARISON

      The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1997, in each of (i) the Company’s common shares, (ii) the Russell 2000 Index and (iii) a fund investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its “Peer Group” solely for this purpose.

      The Company is a specialty provider of products for the professional turf care market, including turf control products, fertilizer, and combination products, grass seed, pest control and equipment, to the professional sector of the green industry. In reviewing published industry and line of business indexes, the Company has not identified an index that portrays the Company’s line of business. The Company competes with national suppliers that strictly market fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately-held regional and local suppliers. The Company believes it is the primary national, publicly-held company that supplies a full range of products to the turf industry and sells directly to the end user.

      For purposes of preparing the graph, the Company has selected a peer group of publicly-held companies as follows:

•	Central Garden & Pet Company — Supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary products.

•	Terra Industries Inc. — Marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers.

•	The Scotts Company — Manufacturer and marketer of consumer do-it-yourself lawn care and professional golf course turf care products.

•	Toro Company — Manufacturer of lawn maintenance equipment.

      The above list represents publicly-held companies that manufacture or market turf care-related products. The Company intends to add additional publicly-held companies to its peer group list as they are identified.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains certain information with respect to the beneficial ownership of the Company’s common shares as of April 1, 2003 (unless otherwise indicated) by each of the directors, each of the Named Executive Officers, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding common shares based on information filed with the Securities and Exchange Commission.

	Shares Beneficially
	Owned (1)

Beneficial Owner	Number	Percent

Ronald Best(2)(3)	25,200	*
Robert F. Burkhardt(3)(4)(5)	387,046	4.5
Steven E. Cochran(3)(4)	20,289	*
Michael P. DiMino(3)(6)	117,900	1.4
J. Martin Erbaugh(3)(7)	51,290	*
William A. Foley(3)	393,991	4.6
Michael E. Gibbons(3)	7,500	*
Enrique Foster Gittes(3)(8)	752,000	8.8
Lee C. Howley(3)(9)	22,000	*
Christopher H.B. Mills(3)(10)	1,539,235	18.1
Patricia W. Pribisko(3)(4)	44,781	*
R. Lawrence Roth	2,000	*
Jeffrey L. Rutherford(3)(4)	67,603	*
Bruce K. Thorn(3)(4)	35,177	*
Dana L. Wilson(3)(4)	62,177	*
All directors, nominees and executive officers as a group (12 persons)	2,277,240	26.7
Dimensional Fund Advisors Inc.(11)	654,975	7.7
Royce & Associates, LLC(12)	672,300	7.9
Wellington Management Company, LLP(13)	751,000	8.8

*	Less than one percent

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

(2)	Includes 2,700 shares owned by Mr. Best’s wife.

(3)	The following persons hold options to purchase shares that are currently exercisable or exercisable within 60 days of April 1, 2003: Mr. Best, 7,500 shares; Mr. Burkhardt, 45,000 shares; Mr. Cochran, 20,000 shares; Mr. DiMino, 65,000 shares; Mr. Erbaugh, 22,500 shares; Mr. Foley, 392,001 shares; Mr. Gibbons, 5,500 shares; Mr. Gittes, 2,000 shares; Mr. Howley, 7,500 shares; Mr. Mills, 4,000 shares; Ms. Pribisko, 38,333 shares; Mr. Roth, 2,000 shares; Mr. Rutherford, 65,000 shares; Mr. Thorn, 35,000 shares; and Mr. Wilson, 59,480 shares. The numbers in the table include these options.

(4)	Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 155,716 shares; Mr. Cochran, 289 shares; Ms. Pribisko, 2,587 shares; Mr. Rutherford, 1,003 shares; Mr. Thorn, 177 shares; and Mr. Wilson, 1,460 shares.

(5)	Includes 68,885 shares owned by Mr. Burkhardt’s wife; 12,400 shares owned by the Robert and Virginia Burkhardt Charitable Foundation, of which Mr. Burkhardt is President-Treasurer and a Trustee; 110,000

shares owned by the Burkhardt Family Limited Partnership, of which Mr. Burkhardt is a general and limited partner (Mr. Burkhardt disclaims beneficial ownership with respect to 105,600 of these shares); and 5,790 shares owned by Mr. Burkhardt’s wife as custodian for minor grandchildren.

(6)	Includes 1,700 shares owned by Mr. DiMino’s wife and 50,000 shares owned by the Michaelangelo Peter DiMino III Trust.

(7)	Includes 18,500 shares held jointly by Mr. Erbaugh and his wife and 3,410 shares owned by Mr. Erbaugh’s wife.

(8)	North Atlantic Smaller Companies Investment Trust plc and Mr. Gittes have shared voting power and shared dispositive power with respect to 750,000 shares. Voting and dispositive power is shared with J O Hambro Capital Management Limited, J O Hambro Capital Management (Holdings) Limited and Growth Financial Services Limited. The address for Mr. Gittes is 4 East 82nd Street, New York, New York 10028. Mr. Gittes holds a .0065% interest in North Atlantic Smaller Companies Investment Trust plc.

(9)	Includes 14,500 shares owned by the Howley Family Partnership.

(10)	J O Hambro Capital Management Limited, J O Hambro Capital Management (Holdings) Limited and Mr. Mills have shared voting power and shared dispositive power with respect to all of the shares. Of the 1,539,235 shares, voting and dispositive power as to 173,000 shares are shared with American Opportunity Trust plc; voting and dispositive power as to 750,000 shares are shared with North Atlantic Smaller Companies Investment Trust plc;voting and dispositive power as to 100,000 shares are shared with Oryx International Growth Fund Limited; voting and dispositive power as to 243,800 shares are shared with Trident North Atlantic Fund; voting and dispositive power as to 135,000 shares are shared with Trident Holdings; voting and dispositive power as to 43,700 shares are shared with Trident High Tor; and voting and dispositive power as to 93,735 shares are shared with private clients of J O Hambro Capital Management Limited. The address for Mr. Mills and these entities is Ryder Court, 14 Ryder Street, London SW1A 6QB England. Mr. Mills holds a 12.4% interest in North Atlantic Smaller Companies Investment Trust plc; a 1% interest in American Opportunity Trust Plc; and a 0.6% interest in Oryx International Growth Fund Limited.

(11)	Based on information set forth on a Schedule 13G filed February 14, 2003, in its role as investment advisor or manager to certain investment portfolios, Dimensional Fund Advisors Inc. possesses both voting and/or investment power over the shares. All shares, however, are owned by these portfolios, and Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12)	Based on information set forth on a Schedule 13G filed February 13, 2003. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(13)	Based on information set forth on a Schedule 13G filed February 12, 2003, Wellington Management Company, LLP does not have sole voting power over any of these shares. It has shared voting power with respect to 321,000 shares and shared dispositive power with respect to 751,000 shares. Wellington Management Company, LLP serves as an investment advisor and all of these shares are owned by its clients. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

CERTAIN TRANSACTIONS

      Michael E. Gibbons, a director of the Company, is Senior Managing Director of the investment banking firm Brown, Gibbons, Lang & Company, L.P. The Company retained that firm during 2001 to advise the Company in connection with the refinancing of the Company’s debt agreements that was completed on January 14, 2002. The Company paid that firm $190,519 for services during 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Michael P. DiMino, the Company’s President and Chief Executive Officer, served as a member of the Compensation Committee during 2002. Mr. DiMino abstained from the Compensation Committee’s consideration of his compensation and special discretionary payment.

INDEPENDENT AUDITORS

      The firm of Ernst & Young LLP served as the independent auditors for the Company for the year ended December 31, 2002. The Company is soliciting bids from independent auditors for the audit for the year ended December 31, 2003, and as a result has not yet selected an independent auditor. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be given an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

      Audit Fees: The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s 2002 financial statements and for Ernst & Young LLP’s review of the Company’s financial statements included in its quarterly reports on Form 10-Q for 2002 were approximately $248,300.

      All Other Fees: The aggregate fees billed for all other professional services rendered by Ernst & Young LLP during 2002 were $133,000, including audit related services of $127,100 and nonaudit services of $5,900. Audit related services include fees for employee benefit plan audits, accounting consultation, SEC registration statements and other SEC services and specifically requested advisory services related to internal controls. Nonaudit services relate to specially requested Federal and state tax services.

      The Finance and Audit Committee has considered whether the provision of the services rendered by the Company’s independent auditors with respect to the foregoing fees is compatible with maintaining their independence.

OTHER MATTERS

      The management of the Company knows of no business that will be presented for consideration at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting or any adjournment of the meeting, the persons named in the accompanying proxy card will vote in their discretion.

LESCO, INC.

Jeffrey L. Rutherford
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

Dated: April 10, 2003

DIRECTIONS TO THE ANNUAL MEETING

LESCO, Inc.
15885 Sprague Rd.
Strongsville, Ohio 44136-1799
440-783-9250

From North:	From South:
I-71 South to Pearl Road Exit	I-71 North to Pearl Road Exit
Right on Pearl Road to Sprague Road (1st light)	Left on Pearl Rd. to Sprague Rd. (1st light)
Left on Sprague Road to Mohawk Dr. (1st light)	Left on Sprague Rd. to Mohawk Dr. (1st light)
Right on Mohawk Dr. Driveway is on the left.	Right on Mohawk Dr. Driveway is on the left.
From East:	From West:
I-80 (Turnpike) west to exit 10 (I-71)	I-80 (Turnpike) east to exit 10 (I-71)
I-71 North to Pearl Road	I-71 North to Pearl Road
Left on Pearl Rd. To Sprague Rd. (1st light)	Left on Pearl Rd. To Sprague Rd. (1st light)
Left on Sprague Rd. to Mohawk Dr. (1st light)	Left on Sprague Rd. to Mohawk Dr. (1st light)
Right on Mohawk Dr. Driveway is on the left.	Right on Mohawk Dr. Driveway is on the left.
OR	OR
I-480 west to I-71 South	I-480 east to I-71 South
I-71 South to Pearl Road Exit	I-71 South to Pearl Road Exit
Right on Pearl Rd. to Sprague Rd. (1st light)	Right on Pearl Rd. to Sprague Rd. (1st light)
Left on Sprague Rd. to Mohawk Dr. (1st light)	Left on Sprague Rd. to Mohawk Dr. (1st light)
Right on Mohawk Dr. Driveway is on the left.	Right on Mohawk Dr. Driveway is on the left.

From the Airport

Follow signs for I-71 South
I-71 South to Pearl Road Exit
Right on Pearl Road to Sprague Road (1st light)
Left on Sprague Road to Mohawk Drive (1st light)
Right on Mohawk Drive. Driveway is on the left.

DETACH CARD

LESCO, Inc.	PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR ANNUAL MEETING MAY 14, 2003

    The undersigned appoints Michael P. DiMino, Gerri L. Kornblut and Jeffrey L. Rutherford as Proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the common shares of LESCO, Inc. held of record by the undersigned on April 1, 2003, at the Annual Meeting of Shareholders to be held on May 14, 2003, or any adjournment thereof.

1. ELECTION OF DIRECTORS.

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Ronald Best, Robert F. Burkhardt, Michael P. DiMino, J. Martin Erbaugh, Michael E. Gibbons, Enrique Foster Gittes,

Lee C. Howley, Christopher H.B. Mills and R. Lawrence Roth

(Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

2.	In their discretion, the Proxies are authorized to vote on all other business that properly comes before the meeting.

(Continued and to be signed on reverse side)

DETACH CARD

(Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 above and in the discretion of the Proxies on all other business that properly comes before the meeting, as stated in item 2 above. If voting for directors is cumulative, the Proxies will cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated , 2003

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.